UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: June 16, 2003
___________________________________
Victor Industries, Inc.
(Exact name of registrant as specified in its charter)

Idaho (State or other jurisdiction of incorporation or organization)	91-078484114 (I.R.S. Employer Identification No.)

4810 NORTH WORNATH ROAD, MISSOULA, MONTANA 59804
(406) 251-8501
(Address of principal executive offices)
________________________________________________

Josh Gager
President
4810 North Wornath Road
Missoula, Montana 59804
(Name and address of agent for service)
406-251-8501
(Telephone number, including area code of agent for service)

Item 5. Other Events and Regulation FD Disclosure.

On June 16, 2003, the Registrant (also referred to herein as “Purchaser”) and New Wave Media, Inc. ("Sellers"), a Nevada corporation, closed a transaction related to a certain Agreement (“Agreement”) regarding the purchase of all of the issued and outstanding shares of the capital stock of the Sellers. As a result, New Wave Media has become a wholly owned subsidiary of Victor Industries, Incorporated.  This Agreeement was approved to be entered into by the Victor Industries, Incorporated Board of Directors on March 15, 2003 (See the attached Victor Industries Inc. Board of Directors Resolution Dated March 15, 2003).

New Wave Media, Inc. is a recently formed company that is in the radio station management business.

In consideration for the exchange described in the Agreement, the Sellers shall exchange, sell, assign, and transfer to the Purchaser at the Closing of the Agreement, free and clear of all liens and encumbrances, and the Purchaser, upon the basis of the covenants, warranties and representations of the Sellers set forth therein, shall accept from the Sellers at the Closing all issued and outstanding shares of the Sellers common stock. Subject to the terms of the Agreement, and in reliance on the representations and warranties of the Sellers, and in full consideration, the Purchaser shall deliver to the Sellers at the Closing 19,000,000 restricted shares of the Purchaser's common stock, par value $0.001 per share (the "Purchaser's Stock").

The exchange described herein is intended to comply with all of the provisions of Section 351 of the Internal Revenue Code of 1986, as amended, and all applicable regulations thereunder. In order to ensure compliance with said provisions, the parties agree to take whatever steps may be necessary, including, but not limited to, the amendment of this Agreement.

Item 7. Financial Statements and Exhibits.

(a)    Financial Statements.

None.

(b)   Acquisition and Stock Exchange Agreement executed by the Registrant and New Wave Media Victor Industries, Incorporated.

June 16, 2003
/s/ Josh Gager
Josh Gager, President